GREENLIGHT CAPITAL RE, LTD.

ANNOUNCES NEW DIRECTOR APPOINTMENTS

GRAND CAYMAN, Cayman Islands - August 3, 2021 - Greenlight Capital Re, Ltd. (Nasdaq: GLRE) (“Greenlight Re” or the “Company”) announced today that the board of directors of the Company (the “Board”) has been expanded to nine members and that each of Johnny Ferrari, Ursuline Foley and Victoria Guest has been appointed as an independent director of the Board effective July 30, 2021.
David Einhorn, Chairman of the Board, stated “We are honored to welcome John, Urs and Victoria to the Board. Each brings a wealth of financial industry, operational and governance experience and expertise that will complement the Board and assist our management as Greenlight Re continues to build upon our recent successes.”
Mr. Ferrari is currently a consultant to companies in the financial services industry after having retired from KPMG International (“KPMG”) in June 2021. Prior to his retirement, Mr. Ferrari specialized in providing audit services to companies in the banking, insurance and asset management industries. Mr. Ferrari held multiple roles for KPMG and its member firms, including serving as a member of the Global Monitoring Group for KPMG International, Chief Operating Officer for Audit Quality for KPMG EMA Region and as an Audit Partner for KPMG Cayman Islands, including serving as Partner in Charge of Risk Management. Mr. Ferrari also served as a member of KPMG’s Executive Management Committee and participated on the Audit Quality Professional Practice Steering Committee. Mr. Ferrari holds a Bachelor’s degree from the University of Toronto and is a member of the Charter Professional Accountants of Ontario and Cayman Islands Institute of Professional Accountants.
Ms. Foley currently serves on the board of directors of Provident Financial Services, Inc. and Provident Bank (NYSE: PFS) and is a member of the Risk and Technology committees. Ms. Foley also serves as a director of DOCOsoft Ltd., a software company providing claims management, document management and workflow software solutions for the global insurance and financial services markets. Previously, Ms. Foley served as Chief Corporate Operations Officer and Managing Director of XL Group PLC, a global provider of commercial insurance and reinsurance, which became AXA XL in September 2018. Ms. Foley has also held several senior management roles, including Chief Information Officer, Chief Data Officer, Enterprise Enablement Strategy for XL Group PLC and Senior Vice President, Chief Information Officer of Reinsurance and Financial Lines for XL Reinsurance. Ms. Foley holds both a Bachelor of

Science and Teaching Diploma from University College Cork, Ireland, a Master of Science from PACE University and a Technology Leadership certificate from Babson University. Ms. Foley has also received certificates from NYC College of Insurance and the College of Finance, NYC.
Ms. Guest currently serves on the board of directors of the Bessemer Group, Incorporated and its principal subsidiary banks, and the board of managers of Bessemer Securities LLC and its principal subsidiary. Previously, Ms. Guest was General Counsel and Corporate Secretary of Hamilton Insurance Group, a Bermuda-based holding company for insurance and reinsurance operations, from December 2013 until retirement in November 2017. Ms. Guest has also served as General Counsel and Corporate Secretary of SAC Re Holdings, Ltd, a Bermuda-based reinsurer, as well as Ariel Holdings and RAM Holdings. Ms. Guest has a Juris Doctor from Harvard Law School and a Bachelor of Arts from Stanford University.
About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.com) provides multi-line property and casualty reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. In 2018, the Company launched its Greenlight Re Innovations unit, which supports technology innovators in the (re)insurance space by providing investment, risk capacity, and access to a broad insurance network.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in the Company’s annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as provided by law.
For further information contact:
Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky